Exhibit (i)	Opinion and Consent of Counsel

April 30, 2014

Heartland Group, Inc.

789 N. Water Street, Suite 500

Milwaukee, WI 53202

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 66 of the registration statement on Form N-1A (the “Registration Statement”) of Heartland Group, Inc. (the “Company”) relating to the sale by the Company of up to one billion (1,000,000,000) shares of common stock, par value $0.001 per share (the “Shares”) of the Company in the manner set forth in the Registration Statement. The Shares to which the Registration Statement relates are currently issued by and offered to the public in the following series of the Company (collectively, the “Funds”): Heartland Value Fund, Heartland Value Plus Fund and Heartland Select Value Fund, each with Investor class and Institutional class shares; and Heartland International Value Fund, with Investor class shares.

In connection with this opinion, we have examined: (a) the Registration Statement (and the Funds’ prospectus included therein), (b) the Company’s Articles of Incorporation, as amended and supplemented to date (the “Articles”), and Amended and Restated Bylaws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, once sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

For purposes of rendering this opinion, we have assumed that: (a) the Registration Statement remains effective; (b) the Prospectus and Statement of Additional Information and the Prospectus delivery procedures fulfill all requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended; (c) all offers and sales of the Shares are conducted in accordance with the Registration Statement, in keeping with the limits set forth in the Articles and in compliance with applicable state securities laws; and (d) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Company. In giving this opinion, we have relied, with their consent, upon the legal opinion issued by Quarles & Brady LLP dated July 18, 2013.

With certain exceptions, we are members of the bar of the State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin. The opinion expressed herein is limited to the federal law of the United States of America and the laws (other than conflict of law rules) of the State of Maryland that are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state. We express no opinion with respect to any other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.
Godfrey & Kahn, S.C.